NEWS

Contact:	Media: Chris Solie 1-313-845-1746	Fixed Income Investment Community: Rob Moeller 1-313-621-0881
	csolie@ford.com	rmoeller@ford.com

FOR IMMEDIATE RELEASE

FORD MOTOR CREDIT COMPANY TO RESTRUCTURE ITS NORTH AMERICAN OPERATIONS, REDUCE GLOBAL COSTS

•	Fifty-nine branches will combine with six existing service centers, consolidating originations and servicing functions in the United States.
•	Dealers will continue to be served by sales personnel located in their markets; consolidated operations will provide dealers with extended hours of service and faster contract approvals.
•	Operating costs to be reduced through global cost reductions, North American restructuring and salaried personnel reductions of about 2,000 positions.

DEARBORN, Mich., Sept. 28, 2006 - Ford Motor Credit Company today announced it is consolidating and centralizing most of its originations and servicing operations in the United States to reduce costs and improve process efficiencies. At the same time, the company said it is reducing its operating costs through efforts that include salaried personnel reductions of about 2,000 positions in the United States and Canada.

This continues the company's global business transformation that has been ongoing for more than a decade. "We have a history of managing change effectively, and I'm confident the course we are on will be equally successful," said Mike Bannister, chairman and CEO.

Ford Motor Credit will consolidate its remaining 59 U.S. branches into six existing service centers, creating new business centers that will manage originations, dealer credit and wholesale operations in addition to the servicing functions already handled today. Sales employees who work directly with dealers will remain in local markets to maintain and enhance their strong dealer connections. Completion of the branch consolidation is expected by the end of 2007. A similar structure is being considered for Ford Motor Credit's operations in Canada, which currently has seven branches and one service center.

"As a company with strong business fundamentals, we believe this new structure will further strengthen our operational effectiveness," said Bannister. "Our strong collections processes will continue while we enhance our originations of automotive financing contracts. The North American restructuring also will provide us with the flexibility and scale necessary to adapt to any changes in business conditions."

"Many of the same Ford Motor Credit salespeople who call on our dealers today will continue to do so going forward," said A.J. Wagner, president of Ford Motor Credit Company North America. "Our salespeople have a unique understanding of our dealers' market and business issues and are in the best position to provide them with practical solutions to support their business."

In the last decade, Ford Motor Credit has restructured operations in Australia, Germany, Japan, Mexico, North America and the UK with a focus on reducing costs and improving process efficiencies. Since 2003, Ford Motor Credit has closed nearly 110 branches in the U.S. and Canada.

Personnel reductions will be achieved through attrition, early retirements, voluntary separations and, if necessary, involuntary separations. Currently, about 8,600 employees work in Ford Motor Credit offices in the U.S. and Canada; the region accounts for 75 percent of the company's global business. As of June 30, 2006, the company's global managed receivables were $151 billion.

Ford Motor Credit Company is one of the world's largest automotive finance companies and has supported the sale of Ford products since 1959. With about 14,000 employees, Ford Motor Credit operates in 36 countries. Ford Motor Credit is an indirect wholly owned subsidiary of Ford Motor Company. It provides automotive financing for Ford, Lincoln, Mercury, Aston Martin, Jaguar, Land Rover, Mazda and Volvo dealers and customers. More information can be found at http://www.fordcredit.com and at Ford Motor Credit's investor center, http://www.fordcredit.com/investorcenter/.

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